EXHIBIT N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated March 2, 2010, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 26, 2010, relating to the financial statements of The Guardian Separate Account K, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

New York, New York

April 23, 2010